EXHIBIT 10.3

                                    TERM NOTE

$4,500,000                                                Minneapolis, Minnesota
                                                                  August 8, 1997

                  For Value Received, GROW BIZ INTERNATIONAL, INC., a Minnesota corporation (hereinafter the "Borrower"), promises to pay to the order of TCF NATIONAL BANK MINNESOTA f/k/a TCF Bank Minnesota fsb, a national banking association (hereinafter the "Bank"), at its main office at 801 Marquette Avenue in Minneapolis, Minnesota, or at such other place as the holder hereof may from time to time in writing designate, in lawful money of the United States of America, the principal sum of Four Million Five Hundred Thousand Dollars ($4,500,000), together with interest on the principal balance of this Note outstanding from time to time from the Term Loan Funding Date until paid in full at an annual rate determined, and calculated, pursuant to the Credit Agreement.

                  This Note is the "Term Loan Note" defined in and is subject to the terms and provisions of the Credit Agreement dated as of July 31, 1996, by and between the Borrower and the Bank, as amended by the First Amendment to Credit Agreement dated as of even date herewith (as the same may hereafter be amended, supplemented or restated, the "Credit Agreement"). The Credit Agreement provides for the acceleration of the principal balance hereof upon the occurrence of certain events stated therein.

                  Interest accruing on the principal of this Note shall be due and payable monthly, on the tenth day of the next succeeding month and at maturity or earlier prepayment in full. Principal payments shall be payable in sixty (60) equal consecutive monthly installments of $75,000 each, commencing on October 10, 1997, and continuing thereafter on the tenth day of each month until September 10, 2002, at which time a final payment of the remaining unpaid principal balance and all accrued and unpaid interest thereon shall be made.

                  This Note is issued in and shall be governed by the substantive laws (but not conflicts laws) of the State of Minnesota.

                  This Note is made in reliance on Minn. Stat. ss. 334.01, subd. 2.

                  No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.

                  All makers, endorsers, sureties, guarantors and other accommodation parties hereby waive presentment for payment, protest and notice of nonpayment and consent, without affecting their liability hereunder, to any and all extensions, renewals, substitutions and alterations of any of the terms of this Note and to the release of or failure by the Bank to exercise any rights against any party liable for or any property securing payment thereof.



                                         GROW BIZ INTERNATIONAL, INC.


                                         By /s/ David J. Osdoba, Jr.
                                            -----------------------------------
                                            Its Vice President of Finance/CFO